Exhibit 99.1

American Energy Fields, Inc. Finalizes Purchase Agreement to Acquire Breccia Pipe Uranium and Rare Earth Targets In the Northwestern Arizona Breccia Pipe District

February 15, 2011; Phoenix, AZ; American Energy Fields, Inc. (OTCBB: AEFI; the "Company") is pleased to announce it has finalized an agreement to acquire a portfolio of breccia pipe targets located on the Arizona Strip within the northwestern Arizona Breccia Pipe District.  The portfolio consists of 61 unpatented lode mining claims on land administered by the Bureau of Land Management (BLM), having a total 29 identified targets with the possibility of identifying additional targets. The Company has locked in an option to purchase the property by making an initial non-refundable payment.

The targets have been identified by Dr. Karen Wenrich, former geologist for the International Atomic Energy Agency (IAEA) and former USGS research scientist, specializing in uranium.  Dr. Wenrich has more than 25 years of experience and over 100 publications on breccia pipe uranium deposits.

These breccia pipes are vertical pipe-like columns of broken rock (breccia) that  formed when layers of sandstone, shale and limestone collapsed downward into underlying caverns.  A typical pipe is approximately 300 feet in diameter and extends vertically as much as 3,000 feet.

The uranium-bearing breccia pipes of the northern Arizona breccia pipe district are among the highest grade uranium deposits in the United States.  In addition to uranium, the breccia pipes are also known to contain rare earth metals, including neodymium, and a variety of other valuable metals, including zinc, vanadium, cadmium, copper, silver, molybdenum, cobalt, nickel, gallium, and germanium.

Previous and current mining within the northwestern Arizona Breccia Pipe District has yielded more than 23.5 million pounds of U3O8 with average grades of 0.65%.  Individual pipes have been known to contain more than 6 million pounds of U3O8 with the average pipe containing about 3 million pounds of U3O8.  It is of note that breccia pipes were mined through the 1980s and 1990s when uranium prices were as low as $8.00/lb, a result of the high-grade nature of the uranium found in the pipes.  The Arizona 1 mine is currently (since December 2009) producing uranium ore through conventional underground mining.

Company President and CEO, Joshua Bleak, stated, “One of our major goals as a Company is to bolster our foothold in uranium exploration and to expand our scope to include rare earth metals.  Acquiring these high-grade targets in a region that has been a significant uranium producer will further strengthen this foothold.  We look forward to implement our exploration program to identify and define a uranium resource and to explore the potential for rare-earth element occurrence on these properties.”

About American Energy Fields, Inc.
American Energy Fields (AEFI) is a resource company focused on exploring and developing the natural energy resources of the United States.  American Energy Fields’ corporate strength lies in its management's experience in the finance and natural resource sectors.   AEFI has one of the most prolific mining databases for energy related projects within the United States.  With this database, AEF will target and acquire projects with previous production and/or exploration and work towards fully developing those projects to drive revenues and build core reserves.
For further information please contact:

1

Corporate Office

3266 W Galveston Dr. Suite #101
Apache Junction, Arizona 85120
480-288-6530
www.americanenergyfields.com
Investor Relations
info@americanenergyfields.com
Safe Harbor Statement
Except for the statements of historical fact contained herein, the information presented in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.  Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans, "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and should be viewed as "forward-looking statements". Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of exploration activities, variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of capital to fund programs and the resulting dilution caused by the raising of capital through the sale of shares, accidents, labour disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations on insurance coverage.  Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.